THE GROWTH FUND OF AMERICA, INC.

One Market, Steuart Tower, Suite 1800 • San Francisco, California 94105-1409
Mailing Address: P.O. Box 7650, San Francisco, California 94120-7650 • Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74T, 74U1 and 74U2, 74V1 and 74V2, and 75B, the complete answers are as follows:

Item 48K
If answer to 47 is 'Y' (Yes), fill in the table or the single fee rate applied to Registrant's/Series' assets based on the advisory contract.

Step:	Asset Value ($000's omitted)	Annual Fee Rate
K) over	166,000,000	0.239

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$445,843
Class B	-
Class C	-
Class F	$87,642
Total	$533,485
Class 529-A	$9,506
Class 529-B	-
Class 529-C	-
Class 529-E	$299
Class 529-F	$242
Class R-1	$230
Class R-2	-
Class R-3	$32,485
Class R-4	$59,655
Class R-5	$38,960
Total	$141,377

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1900
Class B	-
Class C	-
Class F	$0.1967
Class 529-A	$0.1859
Class 529-B	-
Class 529-C	-
Class 529-E	$0.1064
Class 529-F	$0.2141
Class R-1	$0.0436
Class R-2	-
Class R-3	$0.1332
Class R-4	$0.1970
Class R-5	$0.2705

Item 74A through 74N and 74T
Condensed balance sheet data:
As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$54,819
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$15,558,463
D) Long-term debt securities including convertible debt	$189,921
E) Preferred, convertible preferred, and adjustable rate preferred stock	$614
F) Common stock	$131,165,710
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$154,592
K) Receivables from affiliated persons	-
L) Other receivables	$512,638
M) All other assets	-
N) Total assets	$147,636,757

T) Net Assets of common shareholders	$147,066,344

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,469,762
Class B	221,818
Class C	294,085
Class F	554,491
Total	3,540,156
Class 529-A	61,876
Class 529-B	13,681
Class 529-C	19,962
Class 529-E	3,375
Class 529-F	1,632
Class R-1	7,885
Class R-2	69,456
Class R-3	308,779
Class R-4	395,777
Class R-5	214,648
Total	1,097,071

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.93
Class B	$30.83
Class C	$30.73
Class F	$31.76
Class 529-A	$31.81
Class 529-B	$30.97
Class 529-C	$30.99
Class 529-E	$31.58
Class 529-F	$31.80
Class R-1	$31.13
Class R-2	$31.16
Class R-3	$31.49
Class R-4	$31.73
Class R-5	$31.98

Item 75B
Average net assets during the current reporting period ($000’s omitted)

B) Monthly average (for all other funds)	$133,891,363